Exhibit 99.9

FORM OF LOCK-UP AGREEMENT

[              ], 2010

J.P. MORGAN SECURITIES LLC
383 Madison Avenue
New York, NY 10179

Re:           Clearwire Communications LLC and Clearwire Finance, Inc. -- Rule 144A Offering

Ladies and Gentlemen:

The undersigned understands that you propose to enter into a Purchase Agreement (the “Purchase Agreement”) with CLEARWIRE COMMUNICATIONS LLC, a Delaware limited liability company (“Clearwire Communications”) and CLEARWIRE FINANCE, INC., a Delaware corporation (“Clearwire Finance” and, together with Clearwire Communications, the “Issuers”), providing for the purchase and resale (the “Placement”) by you (the “Initial Purchaser”) of Exchangeable Senior Notes due 2017 of the Issuers (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

In consideration of the Initial Purchaser’s agreement to purchase and make the Placement of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J.P. Morgan Securities LLC, the undersigned will not, during the period beginning on the date of the preliminary offering memorandum relating to the Placement (the “Preliminary Offering Memorandum”) and ending 60 days after the date of the Preliminary Offering Memorandum, (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock (the “Common Stock”), $0.0001 per share par value, of CLEARWIRE CORPORATION, a Delaware corporation (“Parent”) or any securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The foregoing restrictions shall not apply to (i) sales of Common Stock (or any securities convertible into or exercisable or exchangeable for Common Stock) by all officers, directors or major stockholders signatory to a lock-up agreement not to exceed 1,500,000 shares in aggregate, (ii) sales pursuant to any sales plan in effect on the date hereof that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) any person entering into a sales plan that complies with Rule 10b5-1 under the Exchange Act after the date hereof, provided that (x) such plan provides that no sales may be made thereunder until the end of the 60-day restricted period and (y) no filing or other public announcement is required or voluntarily made by such person or any Issuer in connection with the execution of any such sales plan, (iv) any such sales, purchases, grants, transfers, dispositions or arrangements to settle or otherwise close any hedging instruments that were outstanding prior to the date hereof, (v) (x) any disposition by Intel Capital Wireless Investment Corporation 2008A, a Delaware corporation (“Intel A”), Intel Capital Wireless Investment Corporation 2008B, a Delaware corporation (“Intel B”), Intel Capital Wireless Investment Corporation 2008C, a Delaware corporation (“Intel C”), Intel Capital Corporation, a Delaware corporation (“Intel Capital”), Intel Capital (Cayman) Corporation, a Cayman Islands corporation (“Intel Cayman”) and Middlefield Ventures, Inc., a Delaware corporation (“Middlefield”, and together with Intel A, Intel B, Intel C, Intel Capital and Intel Cayman, “Intel”) of the shares of Common Stock that Intel received as Merger Consideration as defined in and pursuant to Section 2.5 of the Transaction Agreement and Plan of Merger, dated as of May 7, 2008, as amended, by and among Parent, Sprint Nextel Corporation, a Kansas corporation, Comcast Corporation, a Pennsylvania corporation, Time Warner Cable Inc., a Delaware corporation, Bright House Networks, LLC, a Delaware limited liability company, Google Inc., a Delaware corporation and Intel Corporation, a Delaware corporation (the “Transaction Agreement”) or (y) any contract, option or other arrangement or understanding entered into by Intel with respect to the hedging of such shares, (vi) transfers of shares of Common Stock or any security convertible, exchangeable for or exercisable into Common Stock as a bona fide gift or gifts or as a result of the operation of law or testate or intestate succession or (vii) transfers to a trust, partnership, limited liability company or other entity, the beneficial interests of which are held by the transferor; provided, in the case of clauses (vi) and (vii), (A) such transferee agrees to be bound by the same terms as the transferor under this agreement, (B) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D/A or 13G/A) made after the expiration of the 60-day restricted period referred to above)  and (C) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended and the Exchange Act) to make, and shall agree to not voluntarily make, any public announcement of the transfer or disposition.

In furtherance of the foregoing, each Issuer and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released form all obligations under this Letter Agreement.  The undersigned understands that the Initial Purchaser is entering into the Purchase Agreement and proceeding with the Placement in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

[NAME OF STOCKHOLDER]

By:
Name:
Title:

[Lock-Up Agreement]